Exhibit 99.1
Cano Health Announces Financial Results for the Third Quarter 2021
Increases Full Year 2021 and 2022 Guidance

MIAMI, November 9, 2021 /PRNewswire/– Cano Health, Inc. (“Cano Health” or the “Company”) (NYSE: CANO), a leading value-based primary care provider for seniors and underserved communities, today announced financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter Highlights:
•Total membership of 210,663 including Medicare capitated members of 120,086, an increase of 105% and 65%, respectively, year-over-year
•Total revenue of $526.8 million, an increase of 100% year-over-year
•Net loss of $40.9 million
•Adjusted EBITDA(1) of $35.2 million, an increase of 53% year-over year
•Raised 2021 and 2022 guidance for total membership, total revenue, and Adjusted EBITDA

“Our third quarter results once again demonstrate the successful execution of our operating model and growth strategy. We have the privilege of serving more members than ever before, because we have continued to produce better outcomes for our patients at lower costs. Our strategy to build, buy, and manage medical centers is driving scale and density in key markets, which is fueling our profitable growth. I am pleased that we have already met our full year goal of being operational in eight states plus Puerto Rico. As a result of our continued momentum, we are raising our guidance for 2021 and 2022,” said Dr. Marlow Hernandez, Co-Founder, Chairman, and CEO of Cano Health.

Third Quarter Financial Results:
•Total revenue of $526.8 million for the third quarter of 2021, compared to $263.1 million for the third quarter of 2020
•Net loss of $40.9 million for the third quarter of 2021, compared to a net loss of $11.1 million for the third quarter of 2020
•Adjusted EBITDA(1) of $35.2 million for the third quarter of 2021, compared to $23.0 million for the third quarter of 2020

The Company had 171.6 million shares of Class A common stock and 305.7 million shares of Class B common stock outstanding at September 30, 2021. Our total share count for the purposes of calculating our market capitalization was 480.0 million as of November 5, 2021.

(1) Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the Reconciliation of Non-GAAP Adjusted EBITDA table included in this press release. An explanation of this measure and how it is calculated is also included under the heading “Non-GAAP Financial Measures.”

COVID-19 Update
For Cano Health members, as of October 31, we have observed a seven-day daily average of 1.4 cases compared to a seven-day daily average of 24.0 cases at Cano Health’s pandemic peak in January 2021, and 1.2 COVID-19 average monthly hospital admissions per 1,000 in October as compared to Cano Health’s pandemic peak of 21.2 in July 2020. Our COVID-19 mortality rate continues to be at least 50%
lower than the senior population in Florida. Additional detail is provided in our Third Quarter 2021 Financial Supplement found on the Investor Relations section of our website, canohealth.com/investors.

The medical claims expense ratio for the third quarter 2021 was 75.6%, compared to 77.0% in the second quarter for 2021. The sequential decline was primarily driven by the continued effectiveness of our care and utilization management programs.

For the first nine months of 2021, the medical claims expense ratio was 75.4%. For the full year of 2021, we continue to project a medical claims expense ratio of approximately 75.0%, reflecting an anticipated medical claims expense ratio of approximately 74.0% in the fourth quarter.

Acquisition and Market Update
•Completed acquisition of Doctor’s Medical Center on July 2 for $300 million, adding approximately 52,000 members and 18 medical centers in Florida
•In July 2021, acquired a behavioral health specialty group in South Florida to better serve the mental health needs of Cano Health members and others in the communities we serve
•Also, in July 2021, acquired two medical centers in Las Vegas, Nevada, adjacent to our four existing medical centers
•In August 2021, deployed approximately $170 million ($140 million in cash and $30 million in equity) to acquire medical practices and infrastructure managing affiliates in four states: Florida, New York, New Jersey, and New Mexico
•Launched Healthy Heart by Dr. Juan, a program targeting cardiovascular disease prevention, led by Dr. Juan Rivera, a nationally recognized cardiologist, and Chief Medical Correspondent for the Univision television network
•Increased density in southeast Texas by opening four de novo medical centers in the Rio Grande Valley and Corpus Christi, bringing our total medical centers in the region to ten
•Expanded into Los Angeles and Chicago, while increasing our presence in Albuquerque, through the addition of seven de novo medical centers
•Including de novo medical centers in Florida and Nevada we have thus far opened 16 de novo medical centers in 2021
•Total medical center footprint is currently 126

Balance Sheet and Cash Flow
•As of September 30, 2021, Cano Health had approximately $209 million of cash, cash equivalents and restricted cash and $952 million of debt
•On September 30, 2021, Cano Health issued senior unsecured notes in the principal amount of $300 million, proceeds of which were used to repay in full its $250 million bridge loan; the company also added an incremental $100 million to its existing term loan
•In the third quarter, the Company deployed net cash of approximately $450 million in connection with acquisitions as described above in “Acquisition and Market Update”

•Cash used in operating activities for the nine months ended September 30, 2021 was $91 million

Guidance
The Company is updating its previous guidance from August 12, 2021. Consistent with that guidance, the guidance below does not include the impact of any additional acquisitions.

The updated outlook for 2021 is expected to be as follows:
•Membership: Approximately 218,000, an increase from the prior guidance of approximately 215,000
•Total revenue of approximately $1.7 billion, an increase from the prior guidance of $1.6 billion
•Adjusted EBITDA of approximately $118 million, reflecting an increase from the prior guidance of approximately $115 million
•The Company expects to open approximately 20 de novo medical centers and operate approximately 130 owned medical centers by the end of 2021

The updated outlook for 2022 is expected to be as follows:
•Membership in the range of 280,000 to 285,000; an increase from the prior guidance of 275,000 to 280,000
•Total revenue in the range of $2.6 billion to $2.7 billion; an increase from the prior guidance of $2.5 billion to $2.6 billion
•Adjusted EBITDA in the range of $170 million to $175 million; an increase from the prior guidance of $165 million to $170 million
•The Company continues to expect to open 54 to 59 de novo medical centers, and expects to operate 184 to 189 owned medical centers in 2022

We have not reconciled our expectations as to non-GAAP measures in future periods to their most directly comparable GAAP measure because certain costs and expenses are outside of our control or cannot be reasonably predicted. Accordingly, reconciliation is not available without unreasonable effort, although it is important to note that these factors could be material to our results computed in accordance with GAAP.

Conference Call Information
Cano Health will host a conference call today at 8:30 AM Eastern Time to review the Company’s business and financial results for the third quarter ended September 30, 2021.

To access the live call and webcast, please dial (844) 684-0650 for U.S. participants, or +1 (343) 761-2594 for international participants, and reference the Cano Health Third Quarter 2021 Earnings Conference Call. The conference call will also be webcast live in the “Events & Presentations” section of the Investor page of the Cano Health website.

Following the conclusion of the live call, a replay will be available in the “Events & Presentations” section of the Cano Health website for on-demand listening shortly after the completion of the call and will be available for 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to future events and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect actual results, performance or achievements. Such forward-looking statement include, without limitation, our anticipated results of operations, including our financial guidance for the 2021 and 2022 fiscal years, our business strategies, the expected amount of investments and capital expenditures, the anticipated impact of the recent transactions on our business and future financial and operating results, the expected amount and timing of synergies from the recent transactions, our projected costs, prospects and plans, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, changes in market or industry conditions, regulatory environment, competitive conditions, and receptivity to our services; our ability to realize expected results with respect to patient membership, total revenue and earnings; our ability to enter into new markets and continue our growth; our ability to integrate our acquisitions and achieve desired synergies; changes in laws and regulations applicable to our business; our ability to maintain our relationships with health plans and other key payors; the impact of COVID-19 on our business and results of operation; our future capital requirements and sources and uses of cash, including funds to satisfy our liquidity needs; and our ability to recruit and retain qualified team members and independent physicians. For a detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including the risk factors identified in the definitive Proxy Statement/Prospectus filed with the SEC on May 7, 2021 and incorporated by reference into our Super 8-K filed on June 9, 2021 and in subsequent Quarterly Reports on Form 10-Q. All information provided in this press release is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures as defined by the SEC rules. EBITDA and Adjusted EBITDA have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as GAAP net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments in contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, loss on extinguishment of debt, changes in fair value of an embedded derivative, and changes in fair value of warrant liabilities. We believe these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing our financial measures with other similar companies. We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense, income and other items are excluded or included in determining these non-GAAP financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of those measures to their most directly comparable GAAP measures is available under the heading “Reconciliation of Non-GAAP Measures.”

About Cano Health
Cano Health operates value-based primary care medical centers and supports affiliated medical practices that specialize in primary care for seniors in Florida, Texas, Nevada, New York, New Jersey, New Mexico, California, Illinois, and Puerto Rico, with additional markets in development. As part of its care coordination strategy, Cano Health provides sophisticated, high-touch population health management programs including telehealth, prescription home delivery, wellness programs, transition of care, and high-risk and complex care management.
Cano Health’s personalized patient care and proactive approach to wellness and preventive care sets it apart from competitors. Cano Health has consistently improved clinical outcomes while reducing costs, affording patients the opportunity to lead longer and healthier lives. Cano Health serves a predominantly minority population (80% of its patients are Latino or African American) and low-income population (50% of its members are dual eligible for Medicare and Medicaid). For more information visit www.canohealth.com or www.canohealth.com/investors/.

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Investor Relations Contacts:
Alan Oshiki or Sydney Isaacs
Abernathy MacGregor
(212) 371-5999 / (713) 817-9346
aho@abmac.com / sri@abmac.com

Media Relations Contact:
Patricia Graue
Brunswick Group
(212) 333-3810
canohealth@brunswickgroup.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenue:
Capitated revenue	$501,780	$252,974	$1,148,041	$544,617
Fee-for-service and other revenue	25,018	10,159	52,055	25,020
Total revenue	526,798	263,133	1,200,096	569,637
Operating expenses:
Third-party medical costs	379,316	184,926	866,177	382,279
Direct patient expense	57,708	31,108	135,777	71,441
Selling, general and administrative expenses	75,926	27,391	157,348	70,234
Depreciation and amortization expense	16,955	5,379	30,746	12,741
Transaction costs and other	6,528	7,716	32,140	29,854
Total operating expenses	536,433	256,520	1,222,188	566,549
Income (loss) from operations	(9,635)	6,613	(22,092)	3,088
Other income and expense:
Interest expense	(16,023)	(12,346)	(36,363)	(21,728)
Interest income	1	80	4	239
Loss on extinguishment of debt	—	—	(13,225)	—
Change in fair value of embedded derivative	—	(5,138)	—	(5,444)
Change in fair value of warrant liabilities	(14,650)	—	24,565	—
Other expenses	(29)	—	(54)	(150)
Total other expense	(30,701)	(17,404)	(25,073)	(27,083)
Net loss before income tax benefit (expense)	(40,336)	(10,791)	(47,165)	(23,995)
Income tax benefit (expense)	(547)	(326)	762	(294)
Net loss	(40,883)	(11,117)	(46,403)	(24,289)
Net loss attributable to non-controlling interests	(26,246)	—	(41,283)	—
Net loss attributable to Class A common stockholders	$(14,637)	$—	$(5,120)	$—

Net loss per share attributable to Class A common stockholders, basic	$(0.09)	N/A	$(0.03)	N/A
Net loss per share attributable to Class A common stockholders, diluted	$(0.09)	N/A	$(0.08)	N/A
Weighted-average shares used in computation of earnings per share:
Basic	170,871,429	N/A	168,100,210	N/A
Diluted	170,871,429	N/A	169,312,258	N/A

CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	As of,
(in thousands)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents and restricted cash	$208,913	$33,807
Accounts receivable, net of unpaid service provider costs	223,644	76,709
Inventory	1,777	922
Prepaid expenses and other current assets	30,788	8,937
Total current assets	465,122	120,375
Property and equipment, net	64,156	38,126
Goodwill	765,511	234,328
Payor relationships, net	584,265	189,570
Other intangibles, net	256,327	36,785
Other assets	4,703	4,362
Total assets	2,140,084	623,546
Liabilities and stockholders' equity / members' capital
Current liabilities:
Current portion of notes payable	6,493	4,800
Current portion of equipment loans	513	314
Current portion of capital lease obligations	1,006	876
Current portion of contingent consideration	8,406	—
Accounts payable and accrued expenses	76,654	33,180
Deferred revenue	1,815	988
Current portions due to sellers	24,687	27,129
Other current liabilities	20,000	1,333
Total current liabilities	139,574	68,620
Notes payable, net of current portion and debt issuance costs	916,111	456,745
Warrants liabilities	138,493	—
Equipment loans, net of current portion	1,454	873
Capital lease obligations, net of current portion	1,559	1,580
Deferred rent	5,387	3,111
Deferred revenue, net of current portion	4,698	4,277
Due to sellers, net of current portion	170	13,976
Contingent consideration	38,300	5,172
Other liabilities	36,325	11,648
Total liabilities	1,282,071	566,002
Stockholders’ Equity / Members' Capital
Shares of Class A common stock	17	—
Shares of Class B common stock	31	—
Members' capital	—	157,591
Additional paid-in capital	363,060	—
Accumulated deficit	(52,547)	(99,913)
Notes receivable, related parties	—	(134)
Total Stockholders' Equity / Members’ Capital attributed to Class A	310,561	57,544
Non-controlling interests	547,452	—
Total Stockholders' Equity / Members’ Capital	858,013	57,544
Total Liabilities and Stockholders' Equity / Members’ Capital	$2,140,084	$623,546

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine Months Ended
	September 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net loss	$(46,403)	$(24,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	30,746	12,741
Change in fair value of contingent consideration	(4,152)	—
Change in fair value of embedded derivative	—	5,444
Change in fair value of warrant liabilities	(24,565)	—
Loss on extinguishment of debt	13,225	—
Amortization of debt issuance costs	7,653	3,851
Write off of other receivables	—	531
Equity-based compensation	12,148	177
Changes in operating assets and liabilities:
Accounts receivable, net	(95,991)	(33,286)
Inventory	(856)	(484)
Other assets	(6,578)	217
Prepaid expenses and other current assets	(27,358)	163
Accounts payable and accrued expenses	56,626	10,480
Deferred rent	2,236	868
Deferred revenue	1,147	—
Other liabilities	(9,376)	2,544
Net cash used in operating activities	(91,498)	(21,043)

Cash Flows from Investing Activities:
Purchase of property and equipment	(23,221)	(9,442)
Acquisitions of subsidiaries including non-compete intangibles, net of cash acquired	(1,068,661)	(205,325)
Payments to sellers	(24,148)	(38,748)
Other	—	(39)
Net cash used in investing activities	(1,116,030)	(253,554)

Cash Flows from Financing Activities:
Contributions from member	—	95,782
Business combination and PIPE financing	935,362	—
Interest accrued due to sellers	1,208	1,082
Payments of long-term debt	(656,294)	(2,378)
Debt issuance costs	(17,689)	(5,655)
Proceeds from long-term debt	1,120,000	184,096
Proceeds from revolving credit facility	—	9,700
Repayments of revolving credit facility	—	(9,700)
Proceeds from insurance financing arrangements	4,401	2,864
Payments of principal on insurance financing arrangements	(3,939)	(2,388)
Repayments of equipment loans	(233)	(57)
Repayments of capital lease obligations	(316)	(518)
Settlement of note receivable	134	—
Net cash provided by financing activities	1,382,634	272,828

Net increase (decrease) in cash, cash equivalents and restricted cash	175,106	(1,769)
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192
Cash, cash equivalents and restricted cash at end of period	$208,913	$27,423

Reconciliation of Non-GAAP
Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$(40,883)	$(11,117)	$(46,403)	$(24,289)
Interest income	(1)	(80)	(4)	(239)
Interest expense	16,023	12,346	36,363	21,728
Income tax expense (benefit)	547	326	(762)	294
Depreciation and amortization expense	16,955	5,379	30,746	12,741
EBITDA	$(7,359)	$6,854	$19,940	$10,235
Stock-based compensation	8,909	66	12,148	177
De novo losses (1)	9,016	2,025	21,496	4,373
Acquisition transaction costs (2)	7,825	7,827	35,163	30,121
Restructuring and other	2,123	1,113	5,513	1,829
Loss on extinguishment of debt	—	—	13,225	—
Change in fair value of embedded derivative	—	5,138	—	5,444
Change in fair value of warrant liabilities	14,650	—	(24,565)	—
Adjusted EBITDA	$35,164	$23,023	$82,921	$52,179

(1) De novo losses include those costs associated with the ramp up of new facilities and that are not expected to be incurred past the first 12 months after opening. These costs collectively are higher than comparable expenses incurred once such a facility has been open and generating revenue and would not have been incurred unless a new facility was being opened.

(2) Acquisition transaction costs included $1.3 million and $0.1 million of corporate development payroll costs for the three months ended September 30, 2021 and 2020, respectively, and $3.0 million and $0.3 million of corporate development payroll costs for the nine months ended September 30, 2021 and 2020, respectively. Corporate development payroll costs include those expenses directly related to the additional staff needed to support our increased acquisition activity.

Key Metrics

	Three Months Ended September 30,
	2021	2020	% Change
Members:
Medicare	120,086	72,806	64.9%
Medicaid	63,871	19,169	233.2%
ACA	26,706	10,792	147.5%
Total members	210,663	102,767	105.0%

Member months:
Medicare	360,439	216,353	66.6%
Medicaid	187,212	53,511	249.9%
ACA	81,437	32,285	152.2%
Total member months	629,088	302,149	108.2%

Per Member Per Month ("PMPM"):
Medicare	$1,241	$1,020	21.7%
Medicaid	$271	$585	(53.7)%
ACA	$47	$33	42.4%
Total PMPM	$798	$837	(4.7)%

Owned medical centers	113	71
	Nine Months Ended September 30,
	2021	2020	% Change
Members:
Medicare	120,086	72,806	64.9%
Medicaid	63,871	19,169	233.2%
ACA	26,706	10,792	147.5%
Total members	210,663	102,767	105.0%

Member months:
Medicare	867,520	483,878	79.3%
Medicaid	321,581	136,658	135.3%
ACA	195,290	92,577	110.9%
Total member months	1,384,391	713,113	94.1%

Per Member Per Month ("PMPM"):
Medicare	$1,162	$942	23.4%
Medicaid	$414	$631	(34.4)%
ACA	$36	$26	38.5%
Total PMPM	$829	$764	8.5%

Owned medical centers	113	71